Filed pursuant to Rule 424(b)(3)
Registration No. 333-281687

BLACKSTONE PRIVATE MULTI-ASSET CREDIT AND INCOME FUND

SUPPLEMENT NO. 1 DATED JULY 24, 2026

TO THE PROSPECTUS DATED MAY 1, 2026

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Blackstone Private Multi-Asset Credit and Income Fund (“we,” “our” or the “Fund”), dated May 1, 2026 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Appointment of New Chief Legal Officer and Departure of Certain Officers

On April 29, 2026, Lucie Enns was appointed by the Board of Trustees to serve as Chief Legal Officer of the Fund to replace Kevin Michel following his departure from the firm, effective immediately.

On June 15, 2026, Katherine Rubenstein departed her role as the Fund’s Chief Operating Officer. On July 20, 2026, Jonathan Bock departed his role as the Fund’s Co-President.

All references to Kevin Michel, Katherine Rubenstein and Jonathan Bock are hereby deleted in their entirety.

All references to Carlos Whitaker’s title as “Co-President” are replaced with “President.”

The table under “Executive Officers Who are Not Trustees” on page 102 of the Prospectus is amended to include the following information:

Name	Year of Birth	Position	Officer Since
Lucie Enns	1990	Chief Legal Officer	April 2026

The paragraph titled “Lucie Enns” on page 105 of the Prospectus is amended and replaced with the following:

Lucie Enns, Managing Director, Chief Legal Officer of BMACX and Chief Legal Officer and Secretary of BCRED and BXSL. Ms. Enns is a Managing Director and the Chief Legal Officer of BMACX and the Chief Legal Officer and Secretary of BCRED and BXSL. Ms. Enns oversees legal matters relating to the business development companies within Blackstone’s Credit & Insurance and Private Wealth businesses and plays a key role in the structuring, launch and operations of a number of other registered funds at the firm. Prior to joining Blackstone in 2021, Ms. Enns was an attorney in the Registered Funds Group of Simpson Thacher & Bartlett LLP in Washington, D.C. Ms. Enns received a B.S., cum laude, from the University of Alabama, and a J.D., summa cum laude, from American University Washington College of Law.

Please retain this supplement for future reference.